Exhibit 10.12

REDEMPTION,
ASSET TRANSFER
AND
CONTRIBUTION
AGREEMENT
by and among
CALGON MITSUBISHI CHEMICAL CORPORATION,
MITSUBISHI CHEMICAL CORPORATION,
and
CALGON CARBON CORPORATION
Dated as of February 12, 2010

TABLE OF CONTENTS

1.	DEFINITIONS	9

	“Acceptance Deadline”	9
	“Accounts Receivable”	9
	“Adjustment”	9
	“Agent”	9
	“Agreement”	9
	“Ancillary Agreements”	9
	“Anti-Corruption Laws”	9
	“Applicable Contract”	9
	“Assigned Intellectual Property”	9
	“Balance Sheet”	9
	“Benefit Arrangements”	9
	“Best Efforts”	9
	“Breach”	10
	“Business”	10
	“Calgon”	10
	“Calgon’s Advisors”	10
	“Calgon Indemnified Persons”	10
	“Closing”	10
	“Closing Balance Sheet”	10
	“Closing Date”	10
	“Closing Date Net Assets Value”	10
	“CMCC”	10
	“CMCC Existing Employees”	10
	“Competing Business”	10
	“Confidential Information”	10
	“Consent”	11
	“Contemplated Transactions”	11
	“Contract”	11
	“Contributed Intellectual Property”	11
	“Contribution Amount”	11
	“Damages”	11
	“Disclosure Letter”	11
	“Employee”	11
	“Encumbrance”	11
	“Environmental Law”	11
	“Equity Contribution”	12
	“Final Closing”	12
	“Final Closing Date”	12
	“First Purchase Shares”	12
	“First Share Purchase Price”	12
	“First Redemption”	12

“Fukui Facility”	12
“GAAP”	12
“Government”	12
“Government Official”	12
“Governmental Authorization”	12
“Governmental Body”	12
“Hazardous Activity”	13
“Hazardous Materials”	13
“Income Tax Act”	13
“Income Tax Withholding Amount”	13
“Intellectual Property Agreement”	13
“Intellectual Property Assignment Certifications”	13
“Intellectual Property Purchase Price”	13
“Interim Balance Sheet”	13
“Joint Venture Agreement”	13
“Knowledge”	13
“Kurosaki Facility”	13
“Legal Requirement”	14
“Leased Employee”	14
“Leased Period”	14
“Material Adverse Change”	14
“MCC”	14
“MCC Associated Agreements”	14
“MCC Basket”	14
“MCC Cap”	14
“MCC Indemnified Persons”	14
“MCC Leased Employees”	14
“Mitsubishi Marks”	14
“Net Assets Value Resolution Accountant”	14
“Order”	14
“Ordinary Course of Business”	14
“Organizational Documents”	14
“Person”	14
“Personnel Lease Agreement”	14
“Proceeding”	15
“Prohibited Payment”	15
“Proprietary Rights Agreement”	15
“Redemption”	15
“Related Person”	15
“Release”	15
“Representative”	15
“Restricted Period”	15
“Second Purchase Shares”	15
“Second Share Purchase Price”	15
“Second Redemption”	15
“Share Acquisition Date”	15

	“Share Purchase Price”	15
	“Share Restriction Period”	15
	“Shares”	15
	“Specified Intellectual Property Assets”	16
	“Specified Net Assets Value”	16
	“Tax”	16
	“Tax Return”	16
	“Technical Information”	16
	“Threatened”	16
	“Toyota”	16
	“Toyota Co-owned Patents”	16
	“Toyota License”	16
	“Transition Period”	16

2.	CONTRIBUTION; REDEMPTION; ASSET TRANSFER; CLOSING	16

	2.1 Equity Contribution	16
	2.2 Redemption of Shares	17
	2.3 Asset Transfer; License	17
	2.4 Consideration	18
	2.5 Closing	18
	2.6 Closing Obligations	19
	2.7 Final Closing Obligations	20
	2.8 Payment of Adjustment Amount	20
	2.9 Adjustment Procedure	21

3.	REPRESENTATIONS AND WARRANTIES OF MCC TO CMCC AND CALGON	22

	3.1 Organization and Good Standing	22
	3.2 Authority; No Conflict	22
	3.3 Certain Proceedings	22
	3.4 Title to Shares	22
	3.5 Contributed Intellectual Property	23

4.	REPRESENTATIONS AND WARRANTIES OF MCC TO CALGON	24

	4.1 Existence and Good Standing	24
	4.2 Authority; No Conflict	24
	4.3 Capitalization	25
	4.4 Financial Statements	25
	4.5 Books and Records	25
	4.6 Title to Properties, Encumbrances	25
	4.7 Condition and Sufficiency of Assets	26
	4.8 Accounts Receivable	26
	4.9 Inventory	27
	4.10 No Undisclosed Liabilities	27
	4.11 Taxes	27
	4.12 No Material Adverse Change	28
	4.13 Employee Benefits	28

	4.14 Compliance with Legal Requirements; Governmental Authorizations	29
	4.15 Legal Proceedings; Orders	30
	4.16 Absence of Certain Changes and Events	31
	4.17 Contracts; No Defaults	32
	4.18 Insurance	34
	4.19 Environmental Matters	34
	4.20 Employees	35
	4.21 Labor Relations; Compliance	35
	4.22 Intellectual Property	36
	4.23 Compliance with Anti-Corruption Laws; Status of Agent Relationships	37
	4.24 Relationships with Related Persons	39
	4.25 Customer and Other Relations	39
	4.26 Disclosure	39

5.	REPRESENTATIONS AND WARRANTIES OF CALGON TO MCC	39

	5.1 Existence and Good Standing	39
	5.2 Authority; No Conflict	39

6.	REPRESENTATIONS AND WARRANTIES OF CALGON TO MCC	40

	6.1 Organization and Good standing	40
	6.2 Authority; No Conflict	40
	6.3 Certain Proceedings	41

7.	COVENANTS	41

	7.1 Board and Shareholder Approval of Redemption	41
	7.2 Change of Name	41
	7.3 Nomination of Directors and Statutory Auditors	41
	7.4 Registration of New Company Name, Directors and Statutory Auditors	41
	7.5 Repayment of the Borrowing from MCFA	41
	7.6 Proper Employees of CMCC	42
	7.7 Access and Investigation	42
	7.8 Operation of the Business of CMCC	42
	7.9 Notification	43
	7.10 No Negotiation	44
	7.11 Confidentiality; Privilege	44
	7.12 Restrictive Covenants	45
	7.13 Record Retention and Access	47
	7.14 IT Systems	47
	7.15 Continuation of MCC Associated Agreements	47
	7.16 Leased Employee Matters	48
	7.17 Co-owned Patents	48
	7.18 Restrictions Regarding Second Purchase Shares	48
	7.19 Purchase activated carbon	49

8.	CONDITIONS PRECEDENT TO CALGON’S OBLIGATION TO CLOSE	49

	8.1 Accuracy of Representations	49
	8.2 Performance	49
	8.3 No Proceedings	50
	8.4 No Prohibition	50
	8.5 Trademark Use	50
	8.6 MCC Co-owned Patents	50
	8.7 Financing Matters	50
	8.8 Resignations; Certain Agreements	50
	8.9 Due Diligence	51
	8.10 No Material Adverse Change	51
	8.11 Employees; Employment Violations	51
	8.12 Office Lease	51
	8.13 Assignment of Agreements	51
	8.14 Assignment of Security	51
	8.15 Material Consents	51
	8.16 Exclusive Agreement	52

9.	CONDITIONS PRECEDENT TO MCC’S OBLIGATION TO CLOSE	52

	9.1 Accuracy of Representations	52
	9.2 Performance	52
	9.3 Financing Matters	52
	9.4 No Injunction	52

10.	TERMINATION	53

	10.1 Termination of Events	53
	10.2 Effect of Termination	53

11.	INDEMNIFICATION; REMEDIES	54

	11.1 Survival; Right to Indemnification Not Affected by Knowledge	54
	11.2 Indemnification and Payment of Damages by MCC	54
	11.3 Indemnification and Payment of Damages by MCC—Environmental Matters	55
	11.4 Indemnification and Payment of Damages by Calgon	56
	11.5 Indemnification and Payment of Damages by Calgon—Environmental Matters	56
	11.6 Time Limitations	57
	11.7 Limitations on Amount—MCC	57
	11.8 Limitations on Amount—Calgon	58
	11.9 Procedure for Indemnification—Third-Party Claims	58
	11.10 Procedure for Indemnification—Other Claims	59

12.	GENERAL PROVISIONS	59

	12.1 Expenses	59
	12.2 Public Announcements	59
	12.3 Termination of Joint Venture Agreement	60
	12.4 Waiver and Release	60

12.5 Notices	60
12.6 Arbitration	61
12.7 Further Assurances	61
12.8 Waiver	62
12.9 Entire Agreement and Modification	62
12.10 Disclosure Letter	62
12.11 Assignments, Successors, and No Third-Party Rights	62
12.12 Severability	63
12.13 Section Headings, Construction	63
12.14 Governing Law	63
12.15 Counterparts	63

EXHIBITS
Exhibit A            Assigned Intellectual Property
Exhibit B            Specified Intellectual Property Assets
Exhibit C            Licensed Intellectual Property
Exhibit D            Toyota Co-owned Patents
Exhibit E            Co-owned MCC Patents
Exhibit F            Co-owned CMCC Patent
Exhibit G            Major Terms and Conditions of the Loan Agreement
Exhibit H            IT Systems List
Exhibit I            Key Person List

REDEMPTION, ASSET TRANSFER AND CONTRIBUTION AGREEMENT
THIS REDEMPTION, ASSET TRANSFER AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of this 12th day of February, 2010 by and among:
(1)	CALGON MITSUBISHI CHEMICAL CORPORATION, a kabushiki kaisha duly organized and existing under the laws of Japan with its principal office at 1-5, Kyobashi 1-chome, Chuo-ku, Tokyo, Japan (“CMCC”);
(2)	MITSUBISHI CHEMICAL CORPORATION, a kabushiki kaisha duly organized and existing under the laws of Japan with its principal office at 14-1, Shiba 4-chome, Minato-ku, Tokyo, Japan (“MCC”); and
(3)	CALGON CARBON CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware, U.S.A., with its principal office at 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania, U.S.A. (“Calgon”).
(CMCC, MCC, and Calgon are hereinafter also collectively referred to as the “Parties” and individually as a “Party”).
RECITALS
WHEREAS, Calgon and MCC entered into the Joint Venture Agreement dated August 12, 2002 (“Joint Venture Agreement”) pursuant to which MCC acquired 26,020 shares (the “Shares”) of CMCC on October 1, 2002 (the “Share Acquisition Date”);
WHEREAS, Calgon owns 25,000 shares of CMCC;
WHEREAS, MCC wishes to sell to CMCC and CMCC wishes to purchase and redeem from MCC, the Shares, in accordance with the terms and conditions of this Agreement;
WHEREAS, in connection with such redemption, the Joint Venture Agreement will be terminated;
WHEREAS, pursuant to the Joint Venture Agreement, MCC and CMCC entered into the MCC Personnel Lease Agreement, the Building and Facility Lease Agreement, the Intellectual Property Agreement (the “Intellectual Property Agreement”), the Utilities Supply Agreement, the Services Agreement and the Office Lease Agreement, each of which is dated on or about October 1, 2002 (collectively, “MCC Associated Agreements”);
WHEREAS, MCC wishes to sell to CMCC, and CMCC wishes to purchase from MCC, those certain intellectual property assets that are currently licensed to CMCC pursuant to the Intellectual Property Agreement; and
WHEREAS, MCC and CMCC wish to provide, among other things, for the continuation of certain of the MCC Associated Agreements (except the Intellectual Property Agreement) for a specified period after the Shares are purchased by CMCC.
NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
     “Acceptance Deadline”—as defined in Section 7.6(3).
     “Accounts Receivable”—as defined in Section 4.8.
     “Adjustment”—as defined in Section 2.8.
     “Agent”—means: (i) any Person appointed by a power of attorney or similar instrument granted by CMCC empowering that Person to represent CMCC in matters and dealings by or involving CMCC; and, alternatively (ii) any agent, sales representative, sponsor or other Person appointed or retained to assist CMCC to obtain business or promote the distribution, marketing or sales of products or services of CMCC, including licensing agreements pursuant to which any Person distributes, markets or sells the services, products or technology of CMCC in the name of CMCC.
     “Agreement” —as defined in the first paragraph of this Agreement.
     “Ancillary Agreements”— the certificates delivered pursuant to Sections 2.6(1)(ii), 2.6(3)(ii), 2.7 (1)(ii) and 2.7(2)(ii).
     “Anti-Corruption Laws”—means, collectively, (i) the United States Foreign Corrupt Practices Act, (ii) applicable laws enacted pursuant to the Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, including but not limited to the Unfair Competition Prevention Act (Act No. 47 of 1993, as amended), of Japan, (iii) the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947, as amended), and (iv) any other applicable laws of Japan and other relevant jurisdictions prohibiting bribery, corruption, private monopolization, or restraint of trade.
     “Applicable Contract”—any Contract (a) under which CMCC has or may acquire any rights, (b) under which CMCC has or may become subject to any obligation or liability, or (c) by which CMCC or any of the assets owned or used by it is or may become bound.
     “Assigned Intellectual Property” —as defined in Section 2.3.
     “Balance Sheet”—as defined in Section 4.4.
     “Benefit Arrangements”—as defined in Section 4.13.
     “Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     “Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.
     “Business”—as defined in Section 7.12.
     “Calgon”—as defined in the first paragraph of this Agreement.
     “Calgon’s Advisors”—as defined in Section 7.7.
     “Calgon Indemnified Persons”—as defined in Section 11.2.
     “Closing”—as defined in Section 2.5.
     “Closing Balance Sheet”—as defined in Section 2.9(1).
     “Closing Date”—the date and time as of which the Closing actually takes place.
     “Closing Date Net Assets Value”—means the net assets value reflected on the Closing Date Balance Sheet calculated in accordance with GAAP on a basis consistently applied with the December 31, 2008 balance sheet.
     “CMCC”—as defined in the first paragraph of this Agreement.
     “CMCC Existing Employees”—as defined in Section 7.6.
     “Competing Business”—as defined in Section 4.24.
     “Confidential Information”—means of the following disclosed or exchanged in connection with the Contemplated Transactions and all of the following owned or possessed by CMCC: (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the disclosing party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the disclosing party’s documents or property or discussions with the disclosing party regardless of the form of the communication; (iv)

all proprietary information of CMCC; and (v) all notes, analyses, compilations, studies, summaries and other material prepared by the receiving party to the extent containing or based, in whole or in part, upon any information included in the foregoing. “Confidential Information” shall not include any information that is already known to a party or to others not bound by a duty of confidentiality or information that is publicly available through no fault of such party.
     “Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
     “Contemplated Transactions”—all of the transactions contemplated by this Agreement and the Ancillary Agreements.
     “Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Contributed Intellectual Property”—as defined in Section 2.3(2).
     “Contribution Amount”—as defined in Section 2.1.
     “Damages”—as defined in Section 11.2.
     “Disclosure Letter”—the disclosure letter delivered by MCC to Calgon concurrently with the execution and delivery of this Agreement.
     “Employee”—as defined in Section 4.13.
     “Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environmental Law”—any Legal Requirement that requires or relates to the protection of the environment or to human health and safety including, without limitation, (a) the Basic Environment Act (Act No. 91 of 1993, as amended) of Japan, Air Pollution Control Act (Act No. 97 of 1968, as amended) of Japan, Water Pollution Control Act (Act No. 138 of 1970, as amended) of Japan, Act on Special Measures against Dioxins (Act No. 105 of 1999, as amended) of Japan, Offensive Odor Control Act (Act No. 91 of 1971, as amended) of Japan, Act on Confirmation, etc. of Releases of Amounts of Specific Chemical Substances in the Environment and Promotion of Improvements to the Management Thereof (Act No. 86 of 1999, as amended) of Japan, Soil Contamination Countermeasures Act (Act No. 53 of 2002, as amended) of Japan, Waste Management and Public Cleansing Act (Act No. 137 of 1970, as amended) of Japan, and any analogous national or local statutes, ordinances, rules and regulations promulgated under such statutes or ordinances in Japan currently in effect; (b) all other applicable laws of any federal, foreign, state, prefecture, or local government; (b) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threats of Releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, and (c) all other requirements pertaining to the protection of the health and safety of employees or the public.
     “Equity Contribution”—as defined in Section 2.1.
     “Final Closing”—as defined in Section 2.5.
     “Final Closing Date”—the date and time as of which the Final Closing actually takes place.
     “First Purchase Shares”—as defined in Section 2.2.
     “First Share Purchase Price”—as defined in Section 2.4.
     “First Redemption”—as defined in Section 2.2.
     “Fukui Facility”—the facility of CMCC located at Aza Hamawari 152-2, Yonodu 49, Mikuni-cho, Sakai-City, Fukui, Japan.
     “GAAP”—generally accepted Japanese accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 4.4 were prepared.
     “Government”—includes, without limitation: (a) any government, including all levels and subdivisions of government from national to local; (b) any government agency, department, committee or other instrumentality; (c) any government-owned or government-managed company (including, for example, a national oil company); (d) any political party; and (e) any public international organization (including, for example, the United Nations, the World Bank, the International Monetary Fund, etc.).
     “Government Official”—includes, (i) any officer, employee or agent of any Government or of any department, agency or instrumentality (including any business or corporate entity owned, controlled, or managed by a Government, such as a government-owned or —controlled water company) thereof, or any Person acting in an official capacity or performing public duties or functions on behalf of any such Government, department, agency or instrumentality, (ii) any political party or official thereof, (iii) any candidate for public office, or (iv) any officer, employee or agent of a public international organization, including, but not limited to, the United Nations, the International Monetary Fund or the World Bank.
     “Governmental Authorization”—any approval, Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body”—any: (a) nation, state, prefecture, county, city, town, village, district, or other jurisdiction of any nature; (b) national, state, prefectural, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the applicable facility or any part thereof into the environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the applicable facility, or that may affect the value of the applicable facility or CMCC.
     “Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.
     “Income Tax Act”—the Income Tax Act (Act No. 33 of March 31, 1965) of Japan.
     “Income Tax Withholding Amount”—the portion of the Share Purchase Price that CMCC is obligated to withhold and pay to the Japanese government pursuant to Article 212, paragraph 3, Article 174, paragraph 1, item 2, Article 25, paragraph 4, item 4 of the Income Tax Act.
     “Intellectual Property Agreement”—as defined in the Recitals of this Agreement.
     “Intellectual Property Assignment Certifications”—as defined in Section 2.6.
     “Intellectual Property Purchase Price”—as defined in Section 2.4.
     “Interim Balance Sheet”—as defined in Section 4.4.
     “Joint Venture Agreement”—as defined in the Recitals to this Agreement.
     “Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. Notwithstanding the foregoing, the Knowledge of directors of CMCC who are also employees of Calgon, the Executive Director of Corporate Planning of CMCC, and the Director of Corporate Planning of CMCC will not be attributed to CMCC and the Knowledge of CMCC or facts or other matters related to CMCC or its business shall not be attributed to any of the foregoing individuals solely because of their position as an officer or director of CMCC.
     “Kurosaki Facility”—the plant of MCC located at Kurosaki Shiroishi 1-1, Yahatanishi-Ku, Kitakyushu-City, Fukuoka, Japan.

     “Legal Requirement”—any national, federal, prefectural, state, local, municipal, foreign, international, multinational, or other administrative order, ordinal, code, decree, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty.
     “Leased Employee”—as defined in Section 7.12.
     “Leased Period”—as defined in Section 7.16.
     “Material Adverse Change”—As defined in Section 4.12.
     “MCC”—as defined in the first paragraph of this Agreement.
     “MCC Associated Agreements”—as defined in the Recitals to this Agreement.
     “MCC Basket”—as defined in Section 11.7.
     “MCC Cap”—as defined in Section 11.7.
     “MCC Indemnified Persons”—as defined in Section 11.4
     “MCC Leased Employees”—as defined in Section 7.6.
     “Mitsubishi Marks”—as defined in Section 7.2.
     “Net Assets Value Resolution Accountant”—as defined in Section 2.9(2).
     “Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
     “Organizational Documents”—(a) any charter, articles of association, or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (b) any amendment to any of the foregoing.
     “Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.
     “Personnel Lease Agreement”—as defined in Section 7.16.

     “Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Prohibited Payment”—means any payment or provision of money or anything of value (including any loan, reward, advantage or benefit of any kind), either directly or indirectly, to any Government Official or relative of any Government Official, to influence any act, decision or omission of any Government Official, to obtain or retain business, to direct business to CMCC or to gain any advantage or benefit for CMCC.
     “Proprietary Rights Agreement”—as defined in Section 4.20(2).
     “Redemption”—as defined in Section 2.2.
     “Related Person”—means (a) with respect to a particular individual: (i) each other member of such individual’s family (including spouse, siblings, ancestors, and lineal descendents); (ii) any Person that is directly or indirectly controlled by such individual or one (1) or more members of such individual’s family; (iii) any Person in which such individual or members of such individual’s family hold (individually or in the aggregate) a material interest; and (b) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a material interest in such specified Person; (iii) any Person in which such specified Person holds a material interest; and (iv) any Related Person of any individual described in clause (b)(ii) or (b)(iii).
     “Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.
     “Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Restricted Period”—As defined in Section 7.12(3).
     “Second Purchase Shares”—as defined in Section 2.2.
     “Second Share Purchase Price”—as defined in Section 2.4.
     “Second Redemption”—as defined in Section 2.2.
     “Share Acquisition Date”—as defined in the Recitals to this Agreement.
     “Share Purchase Price”—as defined in Section 2.4.
     “Share Restriction Period”—as defined in Section 7.18(1).
     “Shares”—as defined in the Recitals of this Agreement.

     “Specified Intellectual Property Assets”—as defined in Section 4.22.
     “Specified Net Assets Value”—means 950 million Japanese Yen as the net assets value reflected on the forecasted March 31, 2010 balance sheet of CMCC as agreed by MCC and Calgon.
     “Tax”— any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in any manner whatsoever such as self-assessment and withholding at source, including but not limited to income tax, corporate tax, consumption tax, inhabitant tax, enterprise tax, stamp tax, fixed asset tax, and customs duties.
     “Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax owed to a Governmental Body or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Technical Information”—all data, know-how and any other technical information developed and owned by MCC on the Closing Date with respect to the technology owned by MCC for the manufacture, use, and sale of activated carbon, regenerated activated carbon and other carbon products made of activated carbon.
     “Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
     “Toyota”—as defined in Section 7.17.
     “Toyota Co-owned Patents”—as defined in Section 3.5(3).
     “Toyota License”—as defined in Section 7.17.
     “Transition Period”—as defined in Section 7.2.
2.	CONTRIBUTION; REDEMPTION; ASSET TRANSFER; CLOSING

2.1	Equity Contribution

If CMCC has insufficient funds to pay the Second Share Purchase Price to purchase and redeem the Second Purchase Shares from MCC at the Final Closing, on the terms and subject to the conditions set forth in this Agreement, at the Final Closing, Calgon shall make an equity contribution to CMCC, provided in no event shall the voting rights of Calgon or MCC be affected by any such contribution, (the “Equity Contribution”) of the amount required to enable CMCC to pay the Second Share Purchase Price (the “Contribution Amount”).
2.2	Redemption of Shares
(1)	On the terms and subject to the conditions set forth in this Agreement, at the Closing, MCC shall sell, assign, transfer, convey, and deliver to CMCC, and CMCC shall purchase and redeem from MCC, 19,770 shares of the Shares (the “First Purchase Shares”), free and clear of all Encumbrances (the “First Redemption”).

(2)	On the terms and subject to the conditions set forth in this Agreement, at the Final Closing, MCC shall sell, assign, transfer, convey, and deliver to CMCC, and CMCC shall purchase and redeem from MCC, 6,250 shares of the Shares (the “Second Purchase Shares”), free and clear of all Encumbrances (the “Second Redemption”, together with the First Redemption, the “Redemption”). In case CMCC can not purchase and redeem the Second Purchase Shares from MCC as of the Final Closing for any reason, including without limitation a shortage of the surplus, Calgon shall purchase the Second Purchase Shares from MCC under same terms and conditions of the Second Redemption. Payment by Calgon to purchase the Second Purchase Shares shall be in full satisfaction of the Second Purchase Price.
2.3	Asset Transfer; License
(1)	On the terms and subject to the conditions set forth in this Agreement, at Closing, MCC shall sell, assign, transfer, convey, and deliver to CMCC, and CMCC shall purchase from MCC, the intellectual property assets set forth on Exhibit A (the “Assigned Intellectual Property”), free and clear of all Encumbrances.

(2)	On the terms and subject to the conditions set forth in this Agreement, at Closing, MCC shall assign, transfer, convey, and deliver to CMCC all of MCC’s rights in the patent applications identified on Exhibit E (“Co-owned MCC Patents”).

(3)	On the terms and subject to the conditions set forth in this Agreement, MCC agrees to grant and hereby grants to CMCC a non-exclusive, worldwide, perpetual, non-transferable, royalty-free license, under MCC’s patents and patent applications listed in Exhibit C and under the Technical Information (collectively, the “Licensed Intellectual Property”, together with the Assigned Intellectual Property, the “Contributed Intellectual Property”) to manufacture, have manufactured, use, and sell activated carbon, regenerated activated carbon and other carbon products made of activated carbon. CMCC may grant to its customers to whom CMCC sells carbon materials, sublicenses of claimed inventions as to the use of such carbon materials in Licensed Intellectual Property, to the extent necessary for such sales. CMCC may transfer its rights the Licensed Intellectual Property to its sucessors and assigns. From and after the Closing, MCC shall take any and all actions required to prosecute and maintain the patents and patent applications listed in Exhibit C, provided, however, that MCC may abandon such patents and patent applications after providing CMCC fifteen (15) days advance written notice thereof. If CMCC represents in writing to MCC within fifteen (15) days from such notification, its desire to obtain from MCC the patent applications and patents to be abandoned, then MCC agrees to immediately assign such patent applications and patents without any compensation and to cooperate with CMCC and to cause its employees to cooperate with CMCC, in each case, as reasonably requested by CMCC in connection with its assingnment procedure of any such patents or patent applications.

(4)	It is confirmed that Japanese patent No.4006931 provided in Exhibit A is to be assigned from MCC to CMCC under Section 2.3 (1) in this Agreement. Effective as of the Closing Date, CMCC hereby grants to MCC and The Kansai Coke and Chemicals Co., Ltd. a non-exclusive, worldwide, non-transferable, royalty free license, without the right to sublicense, to manufacture, use, and sell under Japanese patent No.4006931 using spent activated carbon provided directly or through distributors by CMCC or any third parties designated by CMCC; provided that such license shall terminate upon either an assignment by or a change of control with respect to MCC or Kansai Coke and Chemicals Co., Ltd.

(5)	MCC and CMCC hereby agree to terminate the Intellectual Property Agreement dated October 1, 2002 effective as of the Closing Date.
2.4	Consideration
(1)	The purchase price for the First Purchase Shares shall be 721,810,146 Japanese Yen (the “First Share Purchase Price”).

(2)	The purchase price for the Second Purchase Shares shall be 228,189,854 Japanese Yen (the “Second Share Purchase Price”, together with the First Share Purchase Price, the “Share Purchase Price”).

(3)	The price for assigning the Assigned Intellectual Property and MCC’s rights in the Co-owned MCC Patents and licensing the Licensed Intellectual Property shall be 1,000,000 Japanese Yen (“Intellectual Property Purchase Price”).
2.5	Closing
(1)	The closing of the purchase and sale of the First Purchase Shares, the Assigned Intellectual Property, and MCC’s interest in the Co-owned MCC Patents and the license of the Licensed Intellectual Property (the “Closing”) provided for in this Agreement will take place at the offices of Anderson Mori & Tomotsune in Tokyo, Japan, at 9:00 a.m. (local time) on the later of (1) March 31, 2010, or (2) or at such other time and place as the parties may mutually agree. Subject to the provisions of Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.5(1) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. Except as provided in this Section

2.5(1) all transactions at the Closing shall be deemed to take place simultaneously and no transaction at the Closing shall be deemed to have been completed and no documents delivered until all transactions have been completed and all documents delivered.

(2)	The closing of the Equity Contribution (if applicable) and the purchase and sale of the Second Purchase Shares (the “Final Closing”) provided for in this Agreement will take place at the offices of Anderson Mori & Tomotsune in Tokyo, Japan, at 9:00 a.m. (local time) on the later of (1) March 31, 2011, or (2) or at such other time and place as the parties may mutually agree. Subject to the provisions of Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.5(2) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. Except as provided in this Section 2.5(2) all transactions at the Final Closing shall be deemed to take place simultaneously and no transaction at the Final Closing shall be deemed to have been completed and no documents delivered until all transactions have been completed and all documents delivered.
2.6	Closing Obligations

At the Closing:
(1)	Calgon will deliver to each of MCC and CMCC: (i) a copy of the resolutions of the board of directors of Calgon authorizing this Agreement and the Contemplated Transactions, and (ii) a certificate executed by Calgon representing and warranting to the recipient that each of Calgon’s representations and warranties made to the recipient in this Agreement was accurate in all respects as of the date of this Agreement and, except as otherwise stated in such certificate, is accurate in all respects as of the Closing Date as if made on the Closing Date.

(2)	MCC will deliver to CMCC: (i) certificates representing the First Purchase Shares, duly issued; and (ii) such documentation as Calgon, in its reasonable discretion, determines is necessary to transfer the Assigned Intellectual Property in all applicable jurisdictions executed by MCC (the “Intellectual Property Assignment Certifications”).

(3)	MCC will deliver to each of Calgon and CMCC: (i) a copy of the resolutions of the board of directors of MCC authorizing this Agreement and the Contemplated Transactions, and (ii) a certificate executed by MCC representing and warranting to the recipient that each of MCC’s representations and warranties made to the recipient in this Agreement was accurate in all respects as of the date of this Agreement and, except as otherwise stated in such certificate, is accurate in all respects as of the Closing Date as if made on the Closing Date.

(4)	CMCC will deliver to MCC payment of an amount equal to the Intellectual Property Purchase Price plus the First Share Purchase Price less the Income Tax

Withholding Amount by wire transfer to an account specified by MCC. CMCC will deliver to Calgon the Record of Shareholders of CMCC as of immediately after the First Redemption.

(5)	CMCC will deliver to each of MCC and Calgon a copy of the resolutions of the board of directors of CMCC authorizing this Agreement and the Contemplated Transactions.
As soon as reasonably practicable following the Closing, CMCC will deliver the Income Tax Withholding Amount to the appropriate Governmental Body of Japan as required by the Income Tax Act in full satisfaction of the First Share Purchase Price.
2.7	Final Closing Obligations

At the Final Closing:
(1)	Calgon will deliver to CMCC: (i) if applicable, the Contribution Amount by wire transfer to an account specified by CMCC, and (ii) a certificate executed by Calgon representing and warranting to CMCC that each of Calgon’s representations and warranties in Section 6 are accurate in all respects as of the Final Closing Date as if made on the Final Closing Date.

(2)	MCC will deliver to CMCC: (i) certificates representing the Second Purchase Shares, duly issued, and (ii) a certificate executed by MCC representing and warranting to CMCC that each of MCC’s representations and warranties in Sections 3.1, 3.2, 3.3, and 3.4 are accurate in all respects as of the Final Closing Date as if made on the Final Closing Date.

(3)	CMCC will deliver to MCC payment of the Second Share Purchase Price less the Income Tax Withholding Amount by wire transfer to an account specified by MCC. CMCC will deliver to Calgon the Record of Shareholders of CMCC as of immediately after the Equity Contribution (if applicable) and the Second Redemption.
As soon as reasonably practicable following the Final Closing, CMCC will deliver the Income Tax Withholding Amount to the appropriate Governmental Body of Japan as required by the Income Tax Act in full satisfaction of the Second Share Purchase Price.
2.8	Payment of Adjustment Amount

Subject to Section 2.8(3) below, MCC or CMCC, as applicable, shall make a payment to the other party as provided below (the “Adjustment”):
(1)	If the Specified Net Assets Value is greater than the Closing Date Net Assets Value, MCC shall pay to CMCC 51% of the amount of such difference.

(2)	If the Specified Net Assets Value is less than the Closing Date Net Assets Value, CMCC shall pay to MCC 51% of the amount of such difference.

(3)	No Adjustment shall be made if the amount of such Adjustment is equal to or less than ¥10,000,000.
(4)	Payment of the amount of such Adjustment shall be made by adjusting the Second Share Purchase Price and made at the Final Closing by a wire transfer to an account specified by the applicable recipient.
2.9 Adjustment Procedure
(1)	Within ninety (90) days after the Closing Date, Calgon shall cause to be prepared and delivered to MCC a closing balance sheet as of the Closing Date reflecting the Closing Date Net Assets Value (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with GAAP on a basis consistently applied with the December 31, 2008 balance sheet.

(2)	Within thirty (30) days after receipt of the Closing Balance Sheet, MCC shall advise Calgon in writing whether it agrees with the determination of the Closing Date Net Assets Value presented in the Closing Balance Sheet or whether it objects to the same. In the event of an objection, MCC shall specify in writing its objections with particularity and provide Calgon with its view as to the proper calculation of the amount of the Closing Date Net Assets Value. If MCC does not provide Calgon with written notice of an objection to the Closing Balance Sheet within said thirty (30) day period, MCC shall be deemed to have accepted the Closing Balance Sheet as delivered by Calgon. Calgon shall respond in writing to MCC’s objections no later than thirty (30) days after receipt thereof. If Calgon fails to so respond or responds but is unable to reach an agreement with MCC on the amount of the Closing Date Net Assets Value by no later than thirty (30) days after the receipt of MCC’s objection, then either party may submit the determination to an independent accounting firm of national standing mutually selected by MCC and Calgon (the “Net Assets Value Resolution Accountant”), who shall be directed to determine the Closing Date Net Assets Value and whose decision shall be final and binding. In the event that MCC and Calgon are unable to mutually agree on the selection of an accounting firm of national standing to conduct the final determination of the Closing Date Net Assets Value, then MCC and Calgon shall each select an independent accounting firm of national standing and the resulting two independent accounting firms shall mutually select a third independent accounting firm of national standing who shall be deemed the Net Assets Value Resolution Accountant and whose decision shall be final and binding on MCC and Calgon.

(3)	The expenses of the Net Assets Value Resolution Accountant shall be (i) paid by MCC if the Net Assets Value Resolution Accountant confirms the amount of the Closing Date Net Assets Value as set forth on the Closing Balance Sheet, (ii) paid by Calgon if the Net Assets Value Resolution Accountant determines that the Closing Date Net Assets Value exceeds the amount set forth on the Closing Balance Sheet by more than 10%, or (iii) borne equally by MCC and Calgon in all other instances.

3. REPRESENTATIONS AND WARRANTIES OF MCC TO CMCC AND CALGON
       MCC represents and warrants to CMCC and Calgon, as of the date hereof, as of the Closing Date, and, except with respect to Section 3.5, as of the Final Closing Date, as follows:
3.1 Organization and Good Standing
MCC is a kabushiki kaisha duly organized, validly existing and in good standing under the laws of Japan.
3.2 Authority; No Conflict
(1)	This Agreement constitutes the legal, valid, and binding obligation of MCC, enforceable against MCC in accordance with its terms. Upon the execution and delivery by MCC of each of the Ancillary Agreements to which MCC is a party, such Ancillary Agreements will constitute the legal, valid, and binding obligations of MCC, enforceable against MCC in accordance with their respective terms. MCC has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Agreements to which MCC is a party and to perform its obligations hereunder and thereunder.

(2)	Neither the execution, delivery or performance of this Agreement and each of the Ancillary Agreements to which MCC is a party, nor the consummation of Contemplated Transactions will directly or indirectly (with or without notice or lapse of time): (i) violate or contravene any Legal Requirement or Order to which MCC is subject, or any provision of MCC’s internal regulations, (ii) violate any of MCC’s Organizational Documents, (iii) conflict with, result in any contravention or violation or breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which MCC is a party or by which it is bound or purports to be binding on MCC or to which any of its assets is subject, or (iv) result in the creation or imposition of any Encumbrance on the Shares or the Contributed Intellectual Property. MCC is not and will not be required to give notice to or obtain any Consent from any Person in connection with (A) the execution and delivery of this Agreement and each of the Ancillary Agreements to which MCC is a Party, or (B) the consummation or performance of any of the Contemplated Transactions.
3.3 Certain Proceedings
There is no pending Proceeding that has been commenced against MCC (or that MCC intends to initiate) and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
3.4 Title to Shares
On the date hereof through and including the Closing Date, MCC is and shall be the legal owner, beneficially and of record, of the entire right, title and interest in and to the Shares,

free and clear of any Encumbrances of any kind. From and after the Closing Date through and including the Final Closing Date, MCC is and shall be the legal owner, beneficially and of record, of the entire right, title and interest in and to the Second Purchase Shares, free and clear of any Encumbrances of any kind. MCC is not a party to any option, warrant, purchase right, right of first refusal, preemptive right or other contract or commitment that could require MCC to sell, transfer, or otherwise dispose of any of the Shares other than pursuant to this Agreement. MCC is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Shares, other than the Joint Venture Agreement. As of the Closing, the First Purchase Shares shall be transferred and delivered to CMCC free and clear of any Encumbrances of any kind. As of the Final Closing, the Second Purchase Shares shall be transferred and delivered to CMCC free and clear of any Encumbrances of any kind.
3.5 Contributed Intellectual Property
(1)	Except as set forth on Part 3.5(1) of the Disclosure Letter, MCC is the sole and exclusive owner of all of the Contributed Intellectual Property and the Co-owned MCC Patents, including the ability to obtain and convey to CMCC all of MCC’s right, title and interest in and to the Contributed Intellectual Property and the Co-owned MCC Patents free and clear of any Encumbrances of any kind. Except as set forth on Part 3.5(1) of the Disclosure Letter, MCC has the right to use, sell, manufacture, have manufactured, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, claim priority to, license and sublicense, without payment to any other person, all the Contributed Intellectual Property and the Co-owned MCC Patents, and the consummation of the Contemplated Transactions does not and will not conflict with, violate, alter or impair any such rights. The Contributed Intellectual Property and the Co-owned MCC Patents have not been and are not currently the subject (or Threatened to be the subject) of any interference, opposition, re-examination, invalidation or cancellation proceeding, or litigation or arbitration proceeding. During the past two (2) years, MCC has not received notice from any other person asserting any ownership interest in any Contributed Intellectual Property, or, except as set forth on Exhibit E, the Co-owned MCC Patents.

(2)	With respect to the Contributed Intellectual Property that is registered or subject to an application for registration and the Co-owned MCC Patents, Exhibit A, Exhibit C, and Exhibit E collectively set forth a list of all jurisdictions in which such Contributed Intellectual Property and Co-owned MCC Patents are registered or registrations have been applied for and all registration and application numbers. All of the patents, trademarks and copyrights, and all applications for any of the foregoing, identified on Exhibit A, Exhibit C, and Exhibit E are currently in compliance with all Legal Requirements (including payment of filing, examination, renewal, extension of time and maintenance fees, and any office action responses, proofs of use, the timely post-registration filing of declarations or affidavits of use and incontestability and renewal applications, and any office action responses), and are not, as of the date of this Agreement subject to any maintenance fees or taxes or actions falling due within thirty (30) days after the

Closing Date. To the Knowledge of MCC, there is and has been no potentially interfering patent or patent application of any third party.
(3)	The Assigned Intellectual Property, the Specified Intellectual Property Assets, the Licensed Intellectual Property, Co-owned MCC Patents, Co-owned CMCC Patent, the patents and patent applications set forth in Exhibit D (the “Toyota Co-owned Patents”) and Japanese Patent No.3420738 represents all of the intellectual property rights necessary in order to operate the CMCC’s business in all respects as currently conducted and as currently proposed to be conducted.

(4)	MCC is the rightful owner of Toyota Co-owned Patents.
4. REPRESENTATIONS AND WARRANTIES OF MCC TO CALGON
     MCC represents and warrants to Calgon, as of the date hereof and as of the Closing Date, as follows:
4.1 Existence and Good Standing
CMCC is a kabushiki kaisha duly organized, validly existing and in good standing under the laws of Japan, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. MCC has caused CMCC to deliver to Calgon copies of the Organizational Documents of CMCC, as currently in effect. CMCC does not currently have, and has never had since the Share Acquisition Date, any subsidiaries.
4.2 Authority; No Conflict
(1)	This Agreement constitutes the legal, valid, and binding obligation of CMCC, enforceable against CMCC in accordance with its terms. Upon the execution and delivery by CMCC of each of the Ancillary Agreements to which CMCC is a party, such Ancillary Agreements will constitute the legal, valid, and binding obligations of CMCC, enforceable against CMCC in accordance with their respective terms. CMCC has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Agreements to which CMCC is a party and to perform its obligations hereunder and thereunder.

(2)	Neither the execution, delivery or performance of this Agreement and each of the Ancillary Agreements by CMCC, nor the consummation of Contemplated Transactions will directly or indirectly (with or without notice or lapse of time): (i) violate or contravene any Legal Requirement or Order to which CMCC is subject, or any provision of CMCC’s internal regulations, (ii) violate any of CMCC’s Organizational Documents, (iii) conflict with, result in any contravention or violation or breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which CMCC is a party or by which it is bound or purports to be binding on CMCC or to which any of its assets is subject, or (iv)

result in the creation or imposition of any Encumbrance on any of the assets owned or used by CMCC. CMCC is not and will not be required to give notice to or obtain any Consent from any Person in connection with (A) the execution and delivery of this Agreement and each of the Ancillary Agreements to which CMCC is a Party, or (B) the consummation or performance of any of the Contemplated Transactions.
4.3 Capitalization
The authorized equity securities of CMCC consist of 80,000 shares, of which 51,020 are issued and outstanding, of which 25,000 are owned by Calgon and 26,020 are owned by MCC. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of CMCC. There are no securities outstanding which are convertible into, exercisable for or exchangeable for equity securities of CMCC. CMCC does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. At the Closing, all of the books and records will be in the possession of CMCC.
4.4 Financial Statements
MCC has caused CMCC to deliver to Calgon: (1) a balance sheet of CMCC as at December 31, 2008 (including the notes thereto, the “Balance Sheet”) and the related statements of income and cash flow for the fiscal year then ended, together with the report thereon of Ernst & Young Shinnihon LLC, independent certified public accountants, and (2) an unaudited balance sheet of CMCC as at November 30, 2009 (the “Interim Balance Sheet”) and the related statements of income and cash flow for the period then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of CMCC as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 4.4 reflect consistent application of such accounting principles throughout the periods involved.
4.5 Books and Records
The books of account, minute books, stock record books, and other records of CMCC, all of which have been made available to Calgon, are complete and correct and have been maintained in accordance with sound business practices. The minute books of CMCC contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of CMCC, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of CMCC.
4.6 Title to Properties, Encumbrances
CMCC does not own and has never, since the Share Acquisition Date, owned any real property other than the Fukui Facility. Since the Share Acquisition Date, CMCC has

maintained its real property in compliance with all applicable Legal Requirements, including without limitation, the Factory Location Act (Act No. 24 of 1959, as amended) of Japan, the Building Standards Act (Act No. 201 of 1950, as amended) of Japan, and the Fire Defense Act (Act No. 186 of 1948, as amended) of Japan. CMCC owns (subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by CMCC since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except: (1) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (2) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (3) liens for current taxes not yet due.
4.7 Condition and Sufficiency of Assets
The assets of CMCC are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of CMCC are sufficient for the continued conduct of CMCC’s business after the Closing in substantially the same manner as conducted prior to the Closing.
4.8 Accounts Receivable
All accounts, notes, and other receivables of CMCC that are reflected on the Balance Sheet, the Interim Balance Sheet, or on the accounting records of CMCC as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made, services actually performed, or loans actually made, in each case, in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet, or on the accounting records of CMCC as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).

4.9 Inventory
Except as set forth in Part 4.9 of the Disclosure Letter, All inventory of CMCC that is reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of CMCC as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of market price or cost on a average basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of CMCC.
4.10 No Undisclosed Liabilities
CMCC has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.
4.11 Taxes
(1)	CMCC has filed or caused to be filed (on a timely basis since the Share Acquisition Date) all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. MCC has caused CMCC to deliver to Calgon copies of all such Tax Returns filed since the Share Acquisition Date. CMCC has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by MCC or CMCC.

(2)	CMCC has never been audited by any Governmental Authority. Neither MCC nor CMCC has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of CMCC or for which CMCC may be liable.

(3)	As of the date of the Interim Balance Sheet, the reserves with respect to Taxes on the books of CMCC are sufficient to cover in full CMCC’s liability for Taxes for or with respect to periods through to the date of the Interim Balance Sheet, and since that date, such reserves have been adjusted in accordance with past practice, are no more than the same percentage to gross revenues than the percentage implied by the Interim Balance Sheet, and are sufficient to cover in full CMCC’s liability for Taxes through to Closing. There exists no proposed tax assessment against CMCC. All Taxes that CMCC is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(4)	All Tax Returns filed by (or that include on a consolidated basis) CMCC are true, correct, and complete. There is no tax sharing agreement or similar arrangement that will require any payment by CMCC after the date of this Agreement.
4.12 No Material Adverse Change
Since the date of the Balance Sheet, there has not been any event, circumstance or condition which individually or in the aggregate has had or could reasonably be expected to have a material adverse effect on the business, operations, properties, prospects, assets, or condition, financial or otherwise, of CMCC (“Material Adverse Change”), and no event has occurred or circumstance exists that may result in a Material Adverse Change.
4.13 Employee Benefits
(1)	Part 4.13(1) of the Disclosure Letter contains a complete and accurate list of each employee benefit plan or arrangement, or any plan, agreement or program providing for deferred compensation, bonuses, pension, stock appreciation or other forms of incentive compensation that (i) is entered into, maintained or contributed to, as the case may be, by CMCC and (ii) covers any employee or former employee of CMCC (collectively the “Benefit Arrangements”). Each Benefit Arrangement has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, laws, ordinances and regulations which are applicable to such Benefit Arrangements. No Benefit Arrangements have unfunded liabilities that, as of the Closing Date, will not be offset by insurance or fully accrued or reserved against in the Balance Sheet except for overtime and social security obligations of the current month.

(2)	No Benefit Arrangements provide, or have any liability to provide, life insurance, medical or other employee benefits to any current, former, or retired employee, consultant or director of CMCC or any affiliate of CMCC (an “Employee”) upon his or her retirement or termination of employment for any reason, except as may be required by statute, and CMCC has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(3)	The execution of this Agreement and the consummation of the Contemplated Transactions will not constitute an event under any Benefit Arrangements, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(4)	CMCC (i) is in compliance in all material respects with all applicable national, prefectural, foreign and local laws, rules, ordinances and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the Ordinary Course of Business).

(5)	No Employee of CMCC is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by CMCC because of the nature of the business conducted or presently proposed to be conducted by CMCC or to the use of trade secrets or proprietary information of others. No notice has been given to MCC or CMCC, nor is MCC or CMCC otherwise aware, that any employee intends to terminate his or her employment with CMCC.

(6)	Part 4.13(6) of the Disclosure Letter contains a complete and accurate list of the benefits provided to the MCC Leased Employees including without limitation a description of each employee benefit plan or arrangement, or any plan, agreement or program providing for deferred compensation, bonuses, pension, stock appreciation or other forms of incentive compensation that covers any MCC Leased Employee.
4.14 Compliance with Legal Requirements; Governmental Authorizations
(1)	Except as set forth in Part 4.14(1) of the Disclosure Letter, (i) CMCC is, and at all times since the Share Acquisition Date has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by CMCC of, or a failure on the part of CMCC to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of CMCC to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) CMCC has not received, at any time since the Share Acquisition Date, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of CMCC to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(2)	Part 4.14(2) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by CMCC or that otherwise relates to the business of, or to any of the assets owned or used by, CMCC. Each Governmental

Authorization listed or required to be listed in Part 4.14(2) of the Disclosure Letter is valid and in full force and effect.
     (i) CMCC is, and at all times since the Share Acquisition Date has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 4.14(2) of the Disclosure Letter;
     (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 4.14(2) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 4.14(2) of the Disclosure Letter;
     (iii) CMCC has not received, at any time since the Share Acquisition Date, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and
     (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 4.14(2) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
The Governmental Authorizations listed or required to be listed in Part 4.14(2) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit CMCC to lawfully conduct and operate its business in the manner it currently conducts and operates its business and to permit CMCC to own and use its assets in the manner in which it currently owns and uses its assets. The Contemplated Transactions will not result in the termination or modification of any such Governmental Authorizations.
4.15 Legal Proceedings; Orders
(1)	There exists no pending Proceeding: (i) that has been commenced by or against CMCC or that otherwise relates to or may affect the business of, or any of the assets owned or used by, CMCC; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of MCC, (A) no such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(2)	(i) There is no Order to which CMCC, or any of the assets owned or used by CMCC, is subject; (ii) CMCC is not subject to any Order that relates to the business of, or any of the assets owned or used by, CMCC; and (iii) to the Knowledge of MCC, no officer, director, agent, or employee of CMCC is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of CMCC.

(3)	(i) CMCC is, and at all times since the Share Acquisition Date has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which CMCC, or any of the assets owned or used by CMCC, is subject; and (iii) CMCC has not received, at any time since the Share Acquisition Date, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which CMCC, or any of the assets owned or used by CMCC, is or has been subject.
4.16 Absence of Certain Changes and Events
Since the date of the Balance Sheet, CMCC has conducted its business only in the Ordinary Course of Business and there has not been any:
(1)	change in CMCC’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of CMCC; issuance of any security convertible into or exchangeable for such capital stock; purchase, redemption, retirement, or other acquisition by CMCC of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(2)	amendment to the Organizational Documents of CMCC;

(3)	payment or increase by CMCC of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(4)	adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of CMCC;

(5)	damage to or destruction or loss of any asset or property of CMCC, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of CMCC, taken as a whole;

(6)	entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to CMCC of at least ¥10,000,000;

(7)	sale, lease, or other disposition of any asset or property of CMCC or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of CMCC;

(8)	cancellation or waiver of any claims or rights with a value to CMCC in excess of ¥10,000,000;

(9)	material change in the accounting methods used by CMCC; or

(10)	agreement, whether oral or written, by CMCC to do any of the foregoing.
4.17 Contracts; No Defaults
(1)	Part 4.17(1) of the Disclosure Letter contains a complete and accurate list, and MCC has caused CMCC to deliver to Calgon true and complete copies, of: (i) each Applicable Contract that CMCC has entered into with the top eight (8) customers with respect to transaction amounts); (ii) each Applicable Contract that CMCC has entered into with the top eight (8) suppliers with respect to transaction amounts); (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business; (iv) each lease, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property; (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of CMCC’s intellectual property assets; (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees; (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by CMCC with any other Person; (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of CMCC or limit the freedom of CMCC or any affiliate of CMCC to engage in any line of business or to compete with any Person; (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods; (x) each power of attorney that is currently effective and outstanding; (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by CMCC to be responsible for consequential damages; (xii) each Applicable Contract for capital expenditures in excess of ¥30,000,000; (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by CMCC other than in the Ordinary Course of Business; and (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
(2)	(i) Except as set forth in Part 4.17(2) of the Disclosure Letter, neither MCC nor any Related Person of MCC has or may acquire any rights under, and MCC does not have or may not become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, CMCC; and (ii) to the Knowledge of MCC, no officer, director, agent, employee, consultant, or contractor of CMCC is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of CMCC, or (B) assign to CMCC or to any other Person any rights to any invention, improvement, or discovery.

(3)	Each Applicable Contract identified or required to be identified in Part 4.17(1) of the Disclosure Letter or that involves performance of services or delivery of goods or materials of an amount or value in excess of ¥10,000,000 is in full force and effect and is valid and enforceable in accordance with its terms.

(4)	Except as set forth in Part 4.17(4) of the Disclosure Letter, (i) CMCC is, and at all times since the Share Acquisition Date has been, in full compliance with all applicable terms and requirements of each Contract under which CMCC has or had any obligation or liability or by which CMCC or any of the assets owned or used by CMCC is or was bound; (ii) to the Knowledge of MCC, each other Person that has or had any obligation or liability under any Contract under which CMCC has or had any rights is, and at all times since the Share Acquisition Date has been, in full compliance with all applicable terms and requirements of such Contract; and (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give CMCC or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract.

(5)	There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to CMCC under current or completed Contracts with any Person and, no such Person has made written demand for such renegotiation. MCC does not have any Knowledge of any termination of, or intent to terminate, any current Contracts with CMCC.

(6)	The Contracts relating to the sale, design, manufacture, or provision of products or services by CMCC have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

(7)	All security and other deposits or prepaid amounts paid in satisfaction of or to secure an obligation to CMCC were paid directly to and are currently held directly by CMCC. All rights and interests in any deposits or other prepaid amounts paid by or on behalf of CMCC, including the right to the return of such amounts is held directly and exclusively by CMCC.
4.18 Insurance
(1)	MCC has caused CMCC to deliver to Calgon: (i) true and complete copies of all policies of insurance to which CMCC is a party or under which CMCC, or any director of CMCC, is or has been covered at any time since the Share Acquisition Date; (ii) true and complete copies of all pending applications for policies of insurance; and (iii) any statement by the auditor of CMCC’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(2)	Part 4.18(2) of the Disclosure Letter describes: (i) any self-insurance arrangement by or affecting CMCC, including any reserves established thereunder; (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by CMCC; and (iii) all obligations of CMCC to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(3)	(i) All policies to which CMCC is a party or that provide coverage to CMCC, or any director or officer of CMCC: (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of CMCC; (D) are sufficient for compliance with all Legal Requirements and Contracts to which CMCC is a party or by which any of them is bound; (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of CMCC; (ii) CMCC has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; (iii) CMCC has paid all premiums due and has otherwise performed all of its obligations under each policy to which CMCC is a party or that provides coverage to CMCC or director thereof; and (iv) CMCC has given notice to the insurer of all claims that may be insured thereby.
4.19 Environmental Matters
The operation and condition of the Kurosaki Facility does not violate and has not violated Environmental Laws and no condition has existed or event has occurred with respect to the Kurosaki Facility that, with notice or the passage of time, or both, could result in any liability to or obligation of CMCC or Calgon, or any of their respective affiliates, under Environmental Laws. Neither MCC nor CMCC has received any written notice from any Person that the operation or condition of the Kurosaki Facility is or was in violation of or that CMCC is otherwise alleged to have liability related to the Kurosaki Facility under any

Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from the Kurosaki Facility.
4.20 Employees
(1)	Part 4.20(1) of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of CMCC, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since the Balance Sheet Date; vacation accrued; and service credited for purposes of vesting and eligibility to participate under CMCC’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, or employee stock ownership plans (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan.

(2)	No employee or director of CMCC is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of CMCC, or (ii) the ability of CMCC to conduct its business, including any Proprietary Rights Agreement with MCC or CMCC by any such employee or director. To MCC’s Knowledge, no director, officer, or other key employee of CMCC intends to terminate his employment with CMCC. No employee or director of CMCC is a party to, or is otherwise bound by, any agreement or arrangement which requires notice of termination or severance pay in excess of what is required under applicable Legal Requirements.

(3)	There are no retired employees or directors of CMCC (or their dependents) who are currently receiving or who are scheduled to receive in the future any pension benefits, pension option elections, retiree medical insurance coverage, retiree life insurance coverage or other similar post-retirement benefits.

(4)	No current or former employee or director of CMCC will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit as a result of the Contemplated Transactions.
4.21 Labor Relations; Compliance
Since the Share Acquisition Date, CMCC has not been and is not a party to any collective bargaining or other labor Contract. Since the Share Acquisition Date, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting CMCC relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of CMCC or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. CMCC has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. CMCC is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
4.22 Intellectual Property
(1)	The term “Specified Intellectual Property Assets” means: (i) registered and unregistered trademarks, service marks, and applications; (ii) all patents, patent applications, and inventions and discoveries that may be patentable; (iii) all copyrights in both published works and unpublished works; (iv) all rights in mask works; and (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; in each case, the rights to which: (A) were assigned or licensed to CMCC by MCC, or (B) were developed or acquired by CMCC independently to any other Person after the Share Acquisition Date, provided, however, that Specific Intellectual Property Assets shall not include (i) registered and unregistered trademarks, service marks, and applications; (ii) all patents, patent applications, and inventions and discoveries that may be patentable; (iii) all copyrights in both published works and unpublished works; (iv) all rights in mask works; and (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; in each case, the rights to which were licensed or assigned to CMCC by Calgon. Exhibit B sets forth a correct and complete list of all Specified Intellectual Property Assets that is registered or subject to an application for registration.

(2)	Except as set forth in Part 4.22(2) of the Disclosure Letter, CMCC is the sole and exclusive owner of, or has the exclusive, worldwide, perpetual royalty-free right to use, all of the Specified Intellectual Property Assets and the Co-owned CMCC Patent. Except as set forth in Part 4.22(2) of the Disclosure Letter, CMCC has the right to use, sell, manufacture, have manufactured, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, claim priority to, license and sublicense, without payment to any other person, all the Specified Intellectual Property Assets and the Co-owned CMCC Patent, and the consummation of the Contemplated Transactions does not and will not conflict with, alter or impair any such rights. The Specified Intellectual Property Assets and the Co-owned CMCC Patent are not currently the subject (or Threatened to be the subject) of any interference, opposition, re-examination, invalidation or cancellation proceeding, or litigation or arbitration proceeding. During the past two (2) years, CMCC has not received written notice from any other person asserting any ownership interest in any Specified Intellectual Property Assets or, except as set forth on Exhibit F, the Co-owned CMCC Patent.

(3)	With respect to the Specified Intellectual Property Assets that are registered or subject to an application for registration, Exhibit B sets forth a list of all jurisdictions in which such Specified Intellectual Property Assets are registered or registrations have been applied for and all registration and application numbers. Except as otherwise set forth on Exhibit B, all of the patents, trademarks and copyrights, and all applications for any of the foregoing, identified on Exhibit B are currently in compliance with all Legal Requirements (including payment of filing, examination, renewal, extension of time and maintenance fees, proofs of use, the timely post-registration filing of declarations or affidavits of use and incontestability and renewal applications, and any office action responses), and are not, as of the date of this Agreement subject to any maintenance fees or taxes or actions falling due within thirty (30) days after the Closing Date. To the Knowledge of MCC, there is and has been no potentially interfering patent or patent application of any third party.

(4)	With respect to the patent application identified on Exhibit F (“Co-owned CMCC Patent”), CMCC is the rightful owner of such patent application. Exhibit F sets forth a list of all jurisdictions in which registrations for the Co-owned CMCC Patent have been applied for and all application numbers. Such patent application is currently in compliance with all Legal Requirements (including payment of filing, examination, renewal, extension of time and maintenance fees, proofs of use, the timely post-registration filing of declarations or affidavits of use and incontestability and renewal applications, and any office action responses), and are not, as of the date of this Agreement subject to any maintenance fees or taxes or actions falling due within thirty (30) days after the Closing Date. To the Knowledge of MCC, there is and has been no potentially interfering patent or patent application of any third party.

(5)	The Assigned Intellectual Property, the Specified Intellectual Property Assets, the Licensed Intellectual Property, Co-owned MCC Patents, Co-owned CMCC Patent, the Toyota Co-owned Patents and Japanese Patent No.3420738 represents all of the intellectual property rights necessary in order to operate CMCC’s business in all respects as currently conducted and as currently proposed to be conducted.
4.23 Compliance with Anti-Corruption Laws; Status of Agent Relationships
(1)	MCC, CMCC, each of their respective Representatives, and, to the Knowledge of CMCC and MCC, Agents have used only legitimate business and ethical practices in CMCC’s business and in promoting CMCC’s position on issues before any Governmental Body.

(2)	neither MCC, CMCC nor any of their respective Representatives or, to the Knowledge of CMCC and MCC, Agents have given, offered, promised or authorized any Prohibited Payment.

(3)	neither MCC, CMCC nor any of their respective Representatives or, to the Knowledge of CMCC and MCC, Agents have given, offered, promised or authorized the giving of money or anything of value, directly or indirectly, to any Person while knowing or being aware of a probability that all or a portion of such money or thing of value would be used to make a Prohibited Payment.

(4)	CMCC has complied in all respects with the applicable Anti-Corruption Laws.

(5)	neither MCC nor CMCC have retained any Agents in connection with CMCC’s business or undertaken or incurred any obligations to the Agents or to third parties which might give rise to any obligations to such Agents.

(6)	no individual Representative of CMCC, nor any relative of any of these, is a Government Official of any country in which CMCC’s business is presently conducted.

(7)	CMCC has not entered into or obtained any Contracts in violation of the warranties set forth in this Section 4.23.

(8)	all machinery, equipment, vehicles, tools, apparatus, computers, software, office furniture, office supplies, inventory, products, chemicals, supplies and other tangible personal property that has been imported into or exported from any jurisdiction in which CMCC’s business has been conducted, have been imported or exported by CMCC strictly in accordance with Legal Requirements (including the obtaining of any required licenses or regulatory approvals in respect of all such imports and exports), and all Taxes have been paid in full by CMCC in connection with all such imports and exports.

(9)	during the past five (5) years, CMCC has not engaged in any commercial activities in or related to the following countries: (i) Cuba; (ii) Iran; (iii) Myanmar (f/k/a Burma); (iv) North Korea; (v) Sudan; (vi) Syria; (vii) Libya prior to April 29, 2004, or (viii) Iraq prior to May 22, 2003, including without limitation providing services to entities located in such countries, selling or delivering products to such countries, or entering into any contract or other obligation to provide services or products to such countries or to purchase goods or services from such countries.

(10)	Part 4.23(10) of the Disclosure Letter sets forth a list of all amounts due and owing by CMCC to, and includes a summary of obligations by CMCC to, its Agents. MCC has provided to Calgon copies of all documents and agreements pertaining to any Agent, including any amounts owed to any such Agent or any obligations of CMCC to any such Agent.

(11)	during the past five (5) years, CMCC has not to its Knowledge, or to MCC’s Knowledge, engaged in any commercial activity with persons who were identified on the United States Treasury Department’s Specially Designated Nationals (SDN) List at the time of such commercial activity.

4.24 Relationships with Related Persons
Except for KN Carbon Tech Co., Ltd., neither MCC nor any Related Person of MCC or of CMCC is, or since the Share Acquisition Date has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with CMCC other than business dealings or transactions conducted in the Ordinary Course of Business with CMCC at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with CMCC with respect to any line of services or products of CMCC (a “Competing Business”) in any market presently served by CMCC except for owning less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Neither MCC nor any Related Person of MCC or of CMCC is a party to any Contract with, or has any claim or right against, CMCC.
4.25 Customer and Other Relations
There exists no condition or state of facts or circumstances involving CMCC’s customers, suppliers, distributors or sales representatives that MCC can reasonably foresee could adversely affect the CMCC’s business after the Closing Date. No customer or distributor has since the Balance Sheet Date informed CMCC or MCC of an intention to cease doing business with CMCC or materially reducing its business with CMCC, refused to honor a purchase commitment or advised CMCC or MCC that it may cease doing business with CMCC, or that it may reduce the volume of business that it does with CMCC if the Contemplated Transactions are consummated.
4.26 Disclosure
No representation or warranty of MCC in this Agreement and no statement in the Disclosure Letter or any Exhibit to this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. MCC has caused CMCC to provide all information responsive to the Due Diligence Information Request List provided to MCC in connection with this Agreement.
5. REPRESENTATIONS AND WARRANTIES OF CALGON TO MCC
Calgon will represent and warrant to MCC, as of the Final Closing Date, as follows:
5.1 Existence and Good Standing
CMCC is a kabushiki kaisha duly organized and validly existing under the laws of Japan.
5.2 Authority; No Conflict
(1)	This Agreement constitutes the legal, valid, and binding obligation of CMCC, enforceable against CMCC in accordance with its terms. CMCC has the absolute and unrestricted right, power, authority, and capacity to perform its obligations hereunder that are to be performed at the Final Closing.
(2)	Neither the performance by CMCC of its obligations under this Agreement that are to be performed at the Final Closing, nor the consummation of Contemplated Transactions that are to be consummated at the Final Closing will give any Person the right to prevent, delay, or otherwise interfere with such Contemplated Transactions pursuant to: (i) any amendment to any provision of CMCC’s Organizational Documents made after the Closing Date; (ii) any resolution adopted by the board of directors or the stockholders of CMCC after the Closing Date; (iii) any Legal Requirement or Order to which CMCC became subject after the Closing Date; or (iv) any Contract that CMCC entered into after the Closing Date.
6. REPRESENTATIONS AND WARRANTIES OF CALGON TO MCC
      Calgon represents and warrants to MCC, as of the date hereof, as of the Closing Date, and as of the Final Closing Date, as follows:
6.1 Organization and Good standing
Calgon is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, U.S.A.
6.2 Authority; No Conflict
(1)	This Agreement constitutes the legal, valid, and binding obligation of Calgon, enforceable against Calgon in accordance with its terms. Upon the execution and delivery by Calgon of each of the Ancillary Agreements to which Calgon is a party, such Ancillary Agreements will constitute the legal, valid, and binding obligations of Calgon, enforceable against Calgon in accordance with their respective terms. Calgon has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Agreements to which Calgon is a party and to perform its obligations hereunder and thereunder.
(2)	Neither the execution nor delivery of this Agreement by Calgon nor the consummation or performance of any of the Contemplated Transactions by Calgon will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Calgon’s Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Calgon; (iii) any Legal Requirement or Order to which Calgon may be subject; or (iv) any Contract to which Calgon is a party or by which Calgon may be bound. Calgon is not and will not be required to give notice to or obtain any Consent from any Person in connection with (A) the execution and delivery of this Agreement and each of the Ancillary Agreements to which Calgon is a Party, or (B) the consummation or performance of any of the Contemplated Transactions.

6.3 Certain Proceedings
There is no pending Proceeding that has been commenced against Calgon and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
7. COVENANTS
7.1 Board and Shareholder Approval of Redemption
(1)	Prior to the Closing, each of Calgon and MCC shall take, and shall cause the board of directors of CMCC to take, such actions as are required to comply with the procedures set forth in the Companies Act (Act No. 86 of 2005) of Japan relating to the First Redemption.

(2)	Prior to the Final Closing, Calgon shall take, and shall cause the board of directors of CMCC to take, such actions as are required to comply with the procedures set forth in the Companies Act of Japan relating to the Second Redemption.
7.2 Change of Name
Prior to the Closing, each of Calgon and MCC shall vote in favor of a shareholder resolution of CMCC to remove the word “Mitsubishi” from its name effective as of the Closing Date. CMCC shall cease to use any trade name and trade mark indicating “Mitsubishi” or “Three Diamond” (the “Mitsubishi Marks”) by the Closing Date, provided, however, that CMCC may, if CMCC obtains MCC’s prior written consent, use the Mitsubishi Marks according to the manner instructed by MCC for the period given by MCC.
7.3 Nomination of Directors and Statutory Auditors
Prior to the Closing, each of Calgon and MCC shall vote in favor of a shareholder resolution of CMCC to appoint a replacement effective as of the Closing Date, as designated by Calgon, for each director and statutory auditor who is to submit a resignation pursuant to the provisions of Section 8.8.
7.4 Registration of New Company Name, Directors and Statutory Auditors
On the Closing, each of Calgon and MCC shall cause CMCC to file for registration of the new company name and directors and statutory auditors approved by CMCC pursuant to the provisions of Section 7.2 and 7.3 respectively.
7.5 Repayment of the Borrowing from MCFA
(1)	Between the Closing Date and the Final Closing Date, MCC shall cause MCFA Inc., a wholly owned subsidiary of MCC (“MCFA”) to loan funds to CMCC under a new loan agreement on the terms and conditions identified on Exhibit G, provided, that MCC holds 20% of shares in CMCC. Calgon shall cause CMCC, and MCC shall cause MCFA, to enter into a termination agreement to terminate the Loan Agreement dated October 1, 2002 executed between CMCC and MCFA as of the Closing Date.

(2)	On or prior to the Final Closing Date, Calgon shall cause CMCC to pay MCFA, back all of its borrowing from MCFA with interest thereof and without any prepayment or other penalties, by wire transfer to account specified by MCFA.

(3)	On or prior to the Final Closing Date, Calgon shall cause CMCC to obtain funds needed by CMCC from other commercial banks on its own responsibility; provided however, that MCC shall cooperate in good faith with CMCC’s financing from other commercial banks.
7.6 Proper Employees of CMCC
(1)	On the Closing Date, CMCC shall use commercially reasonable efforts to provide continued employment to those employees of CMCC and to offer such employees substantially similar compensation and benefit packages (the “CMCC Existing Employees”).

(2)	On or prior to the Closing Date, CMCC shall use commercially reasonable efforts to offer employment to those employees of MCC who MCC currently leases to CMCC (the “MCC Leased Employees”). CMCC shall use commercially reasonable efforts to offer the MCC Leased Employees compensation and benefit packages that are substantially similar to such MCC Leased Employees’ respective current compensation and benefit packages.

(3)	MCC Leased Employees shall have until October 1, 2010 (“Acceptance Deadline”) to decide whether to accept CMCC’s offer of employment.
7.7 Access and Investigation
Between the date of this Agreement and the Closing Date, MCC will, and will cause each of CMCC and its Representatives to (1) afford Calgon and its Representatives and prospective lenders and their Representatives (collectively, “Calgon’s Advisors”) full and free access to CMCC’s personnel, properties, contracts, books and records, and other documents and data, (2) furnish Calgon and Calgon’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Calgon may reasonably request, and (3) furnish Calgon and Calgon’s Advisors with such additional financial, operating, and other data and information as Calgon may reasonably request.
7.8 Operation of the Business of CMCC
(1)	Between the date of this Agreement and the Closing Date, MCC will, and will cause CMCC to: (i) conduct the business of CMCC only in the Ordinary Course of Business; (ii) use its Best Efforts to preserve intact the current business organization of CMCC, keep available the services of the current officers, employees, and agents of CMCC, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with CMCC; (iii) confer with Calgon concerning operational matters of a material nature; and (iv) otherwise report periodically to Calgon concerning the status of the business, operations, and finances of CMCC.

(2)	Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, MCC will not, and will cause CMCC not to, without the prior consent of Calgon, which consent shall be at Calgon’s sole and absolute discretion, (i) enter into or amend any Contracts with MCC or any MCC Related Person, (ii) amend any of the MCC Associated Agreements; (iii) make any expenditure, enter into any Contract, or make a commitment of any kind, in each case involving a payment or aggregate obligation of CMCC in excess of ¥10,000,000; (iv) enter into any Contract that would be required to be listed in Part 4.17(1) of the Disclosure Letter or that involves performance of services or delivery of goods or materials of an amount or value in excess of ¥10,000,000; or (v) take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.16 is likely to occur.

(3)	Except as otherwise expressly permitted by this Agreement, and notwithstanding anything to the contrary contained in the Joint Venture Agreement, between the date of this Agreement and the Closing Date (unless Calgon shall otherwise approve in writing, which approval shall be in Calgon’s sole and absolute discretion), no orders or authorizations shall unilaterally be given by any Party as a shareholder of CMCC (or any of its appointees who are directors, statutory auditors, or the President-Director of CMCC) to any or all of the representative directors, whether pursuant to CMCC’s internal regulations or otherwise, and all such orders or authorizations, as the case may be, shall be jointly given by each of Calgon and CMCC in the case of an order, or unanimously approved by the board of directors in the case of an authorization.
7.9 Notification
Between the date of this Agreement and the Closing Date, each of MCC and CMCC will promptly notify Calgon in writing if either MCC or CMCC becomes aware of any fact or condition that causes, constitutes, or is reasonably likely to cause or constitute a Breach of MCC’s representations and warranties, or if either MCC or CMCC becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, MCC will promptly deliver to Calgon a supplement to the Disclosure Letter specifying such change. During the same period, each of MCC and CMCC will promptly notify Calgon of the occurrence of any Breach of any covenant in this Section 7 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

7.10 No Negotiation
Until such time, if any, as this Agreement is terminated pursuant to Section 10, MCC will not, and will cause CMCC and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Calgon) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of CMCC, or any of the capital stock of CMCC, or any merger, consolidation, business combination, or similar transaction involving CMCC.
7.11 Confidentiality; Privilege
From and after the date hereof and prior to Closing, each Party shall maintain in confidence, and each Party shall cause its agents, representatives and Affiliates to maintain in confidence, and no Party shall use to the detriment or competitive disadvantage of another Party or Affiliate, any and all information exchanged in connection with the Contemplated Transactions (including all Confidential Information, information of a proprietary nature and all trade secrets under applicable state law) in connection with this Agreement or the Contemplated Transactions. The foregoing covenants shall not apply to the extent necessary or appropriate in making any filing or obtaining any Consent or Governmental Authorization required for the consummation of the Contemplated Transactions. From and after the date hereof, and from and after Closing, MCC shall maintain in confidence, and shall not use to the competitive disadvantage of CMCC, Calgon or their respective Affiliates, any Confidential Information related to or arising out of the business conducted by CMCC. The foregoing covenants shall not apply with respect to information that is already known to a party or to others not bound by a duty of confidentiality or such information that becomes publicly available through no fault of such party, to the extent necessary or appropriate in making any filing or obtaining any Consent or Governmental Authorization required for the consummation of the Contemplated Transactions. If a party is compelled in any legal proceeding (other than between the parties hereto) or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Section, such party shall provide the disclosing party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section. In the absence of a protective order or other remedy, the receiving party may disclose that portion (and only that portion) of the Confidential Information of the disclosing party that, based upon advice of the receiving party’s counsel, the receiving party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the receiving party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person to whom any Confidential Information is so disclosed. The disclosing party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or Threatened litigation) to the receiving party, regardless of whether the disclosing party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (1) share a common legal and commercial interest in all of the disclosing party’s Confidential Information that is subject to such privileges and protections; (2) are or may become joint defendants in proceedings to which the disclosing party’s Confidential Information covered by such protections and privileges relates; (3) intend that such privileges and protections remain intact should either party become subject to any actual or Threatened proceeding to which the disclosing party’s Confidential Information covered by such protections and privileges relates; and (4) intend that after the Closing the receiving party shall have the right to assert such protections and privileges. No receiving party shall admit, claim or contend, in proceedings involving either party or otherwise, that any disclosing party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a receiving party due to the disclosing party disclosing its Confidential Information (including Confidential Information related to pending or Threatened litigation) to the receiving party. The covenants contained in this Section are independent of any other provision of this Agreement and the existence of any claim that any Party may allege against any other Party, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. Each Party agrees that the remedies at law for any breach or threat of breach by any Party of the provisions of this Section will be inadequate, and that each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party may be entitled at law or equity. The provisions of this Section 7.11 shall supercede the Confidentiality Agreement, dated October 6, 2009, between Calgon and MCC.
7.12 Restrictive Covenants
CMCC has developed valuable proprietary confidential information, and due to MCC’s relationship with CMCC, the following covenants are necessary in order to protect such information:
(1)	In order to protect the intellectual property and know-how of CMCC (including without limitation such that is conveyed pursuant to the Intellectual Property Assignment Certifications), from and after the Closing Date for a period ending two (2) years after the Final Closing Date, neither MCC nor any of its affiliates will (i) directly or indirectly manage, operate or engage in the business of the manufacture, sale, distribution, or reactivation of activated carbon for any use or purpose, or research and development related to activated carbon, in Japan (the “Business”) or (ii) directly or indirectly acquire an ownership or other interest in any Person that manages, operates or engages in the Business in Japan. MCC’s ownership of an interest in KN Carbon Tech Co., Ltd. shall not be a violation of this Section 7.12(1).

(2)	From and after the Closing Date for a period ending two (2) years after the Final Closing Date, MCC will not license the “Mitsubishi” name or any other Mitsubishi Marks to KN Carbon Tech Co., Ltd. or any of its affiliates.

(3)	MCC will not lease to KN Carbon Tech Co., Ltd. or any of its affiliates any employee that is or has previously been leased by MCC to CMCC (each a “Leased Employee”) during any period that such Leased Employee is working for CMCC and for a period of two (2) years from and after the date that such Leased Employee ceases to work for CMCC (the “Restricted Period”). MCC will prohibit KN Carbon Tech Co., Ltd. from (i) hiring or engaging to serve in any capacity, including without limitation, as a director, officer, consultant or agent, any Leased Employee during the Restricted Period or (ii) hiring or engaging to serve in any capacity, including without limitation, as a director, officer, consultant or agent, any individual who previously served as a director of CMCC during the Restricted Period.

(4)	From and after the Closing Date for a period ending two (2) years after the Final Closing Date, neither MCC nor any of its affiliates shall, directly or indirectly (i) solicit the business of any person who is or was during the year prior to the date of this Agreement a customer of CMCC or is a potential customer of CMCC as of the Closing Date; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of CMCC to cease doing business with CMCC or to materially reduce the amount of business such party conducts with CMCC, to deal with any competitor of CMCC or in any way interfere with its relationship with CMCC; or (iii) hire, retain or attempt to hire or retain any employee or independent contractor of CMCC or in any way interfere with the relationship between CMCC and any of its employees or independent contractors.

(5)	The restrictive covenants contained in this Section are independent of any other provision of this Agreement and the existence of any claim that MCC may allege against Calgon or CMCC, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. MCC agrees that CMCC’s and Calgon’s remedies at law for any breach or threat of breach by MCC of the provisions of this Section will be inadequate, and that Calgon or CMCC shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Calgon or CMCC may be entitled at law or equity. In the event of litigation or arbitration regarding the covenant not to compete, the prevailing party in such proceeding shall, in addition to any other remedies the prevailing party may obtain in such proceeding, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall be extended for a period of time equal to the period of violation or any other period required for litigation during which Calgon or CMCC seeks to enforce this covenant. Should any provision of this Section be adjudged to any extent invalid by any competent tribunal, such provision shall be deemed modified to the extent necessary to make it enforceable.

7.13 Record Retention and Access
Upon reasonable advance written request of MCC, during normal business hours, and in accordance with a reasonable confidentiality agreement, Calgon shall cause CMCC to afford promptly to MCC and their agents reasonable access to CMCC’s properties, books and records relating to the Business of CMCC solely prior to the Final Closing Date, for purpose of preparing prosecution and defense of litigation and all other proper business purposes, provided, that in connection with such access MCC shall at all times comply with CMCC’s normal visitor safety and security procedures and requirements.
7.14 IT Systems
(1)	For a term of twelve (12) months after the Closing Date, MCC shall continue to allow and shall cause Ryoka Systems Inc. to continue to provide CMCC the use of its IT systems that are nominated by CMCC in the list as provided on Exhibit H under MCC’s network rules and the same terms and conditions as described in the IT Service Agreement dated October 1, 2002 executed between Ryoka Systems Inc. and CMCC.

(2)	For a term of twelve (12) months after the later of the Final Closing Date or the expiration of the initial twelve (12) month term in Section 7.14(1) above, MCC shall continue to allow and shall cause Ryoka Systems Inc. to continue to provide CMCC the use of its IT systems that are nominated by CMCC in the list as provided on Exhibit H under MCC’s network rules, the service rate for the third party and other terms and conditions as agreed between Ryoka Systems Inc. and CMCC.
7.15 Continuation of MCC Associated Agreements
(1)	Unless CMCC otherwise requests, for a term of one (1) year from the Closing Date, MCC shall continue to lease CMCC its buildings and facilities in Kurosaki Plant of MCC under the same terms and conditions as described in the Building and Facility Lease Agreement dated October 1, 2002 as amended executed between MCC and CMCC.

(2)	Unless CMCC otherwise requests, for a term of one (1) year from the Closing Date, MCC shall continue to provide CMCC certain utilities and service under the same terms and conditions as described in the Utilities Supply Agreement and the Services Agreement dated October 1, 2002 as amended executed between MCC and CMCC.

(3)	Unless CMCC otherwise requests, for a term of one (1) year from the Closing Date, MCC shall continue to lease CMCC its office in Osaka Branch Office of MCC under the same terms and conditions as described in the Office Lease Agreement dated June 1, 2008 executed between MCC and CMCC.

7.16 Leased Employee Matters
(1)	For a period of one (1) year after the Acceptance Deadline (the “Leased Period”), MCC shall continue to lease the MCC Leased Employees (except the employees who transferred to CMCC) to CMCC under the same terms and conditions as described in the Personnel Lease Agreement dated October 1, 2002 executed between MCC and CMCC (the “Personnel Lease Agreement”).

(2)	At the sole and absolute discretion of CMCC, MCC shall extend the Leased Period for additional one (1) year periods or further extension periods as agreed by the Parties on the same terms and conditions in the Personnel Lease Agreement.

(3)	Once CMCC determines in its sole discretion that no MCC Leased Employees are necessary in order to operate the Business and gives MCC a written notice of termination to the Personnel Lease Agreement at least three (3) months prior to the date of such termination, Calgon shall cause CMCC to and MCC shall, enter into the termination agreement to terminate the Personnel Lease Agreement.
7.17 Co-owned Patents
(1)	MCC shall make reasonable efforts to enter into and cause Toyota Motor Corporation (“Toyota”) to, enter into a license agreement with CMCC providing CMCC with a worldwide, perpetual license, under all of the Toyota Co-owned Patents (the “Toyota License”) to make, have made, use, and sel the invention Toyota Co-owned Patents, prior to the Closing. In the event that such a license agreement is not entered into prior to Closing, MCC shall continue to make reasonable efforts to enter into and cause Toyota to enter into such a license agreement. Calgon and CMCC acknowledge that such license may require royalty payments for the benefit of Toyota and MCC. CMCC may transfer its rights the Toyata License to its sucessors and assigns, subject to Toyota’s consent.

(2)	MCC shall make reasonable efforts, and CMCC shall cooperate with MCC, to obtain consent from the co-owners of the Co-owned MCC Patents with respect to the transfer of the Co-owned MCC Patents to CMCC. In the event that consent is not obtained prior to Closing, MCC shall continue to make reasonable efforts to obtain such consent, and CMCC shall continue to cooperate with MCC.
7.18 Restrictions Regarding Second Purchase Shares
(1)	During the period beginning on the Closing Date and ending on the Final Closing Date (the “Share Restriction Period”), at any meeting of the shareholders of CMCC, or in connection with any written consent of the shareholders of CMCC, MCC shall, in each case to the fullest extent that MCC, as the holder of the Second Purchase Shares, is entitled to vote thereon or consent thereto, vote or deliver written consent in the same way as Calgon votes or delivers written consent.

(2)	During the Share Restriction Period, MCC shall not (i) sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Second Purchase Shares, (ii) deposit any of the Second Purchase Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Second Purchase Shares or grant any proxy or power of attorney with respect thereto (other than pursuant to this Agreement), or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any of the Second Purchase Shares.

(3)	MCC acknowledges and agrees that from and after the Closing Date its sole expectation of profits arising in connection with its ownership of the Second Purchase Shares is the payment of the Second Share Purchase Price to be made at the Final Closing, and that from and after the Closing Date, MCC shall not be entitled to any further dividends or other economic benefits with respect to the Second Purchase Shares.
7.19 Purchase activated carbon
MCC shall purchase activated carbon used to manufacture capacitor from CMCC, if and to the extent that CMCC is able to supply such activated carbon on prices, quality and other conditions not less favourable than those which MCC can obtain from the other companies.
8. CONDITIONS PRECEDENT TO CALGON’S OBLIGATION TO CLOSE
Calgon’s obligation to make the Equity Contribution, if applicable, and to take the other actions required to be taken by Calgon at the Closing and CMCC’s obligation to redeem the First Purchase Shares and take the other actions required to be taken by CMCC at the Closing are both subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived solely by Calgon, in whole or in part):
8.1 Accuracy of Representations
All of MCC’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.
8.2 Performance
(1)	All of the covenants and obligations that MCC is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. MCC must have delivered each of the documents required to be delivered by MCC pursuant to Section 2.6.

(2)	All of the covenants and obligations that CMCC is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. CMCC must have delivered each of the documents required to be delivered by CMCC pursuant to Section 2.6 and must have made the cash payment required to be made by CMCC at Closing pursuant to Section 2.6.
8.3 No Proceedings
Since the date of this Agreement, there must not have been commenced or Threatened against Calgon or CMCC, or against any Person affiliated with Calgon or CMCC, any Proceeding (1) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (2) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
8.4 No Prohibition
Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Calgon, CMCC or any Person affiliated with Calgon or CMCC to suffer any material adverse consequence under, (1) any applicable Legal Requirement or Order, or (2) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
8.5 Trademark Use
MCC shall have obtained the approval of Mitsubishi Trademark Committee with respect to continued use of Mitsubishi Marks by CMCC after the Closing Date, in the manner and for the period, agreed on by CMCC and MCC.
8.6 MCC Co-owned Patents
MCC shall have obtained written consent from each of the co-owners of the Co-owned MCC Patents with respect to MCC’s transfer to CMCC of MCC’s interest in each of the respective Co-owned MCC Patents.
8.7 Financing Matters
CMCC shall have entered into the loan agreement with MCFA in Japanese language based on major terms and conditions identified on Exhibit G and the termination agreement in Japanese language to terminate the Loan Agreement dated October 1, 2002 executed between CMCC and MCFA.
8.8 Resignations; Certain Agreements
Each of the directors and statutory auditors of CMCC nominated by MCC shall have submitted signed resignations effective as of the Closing Date and shall have entered into confidentiality and non-compete agreements with CMCC on terms that are satisfactory to Calgon in its reasonable discretion.
8.9 Due Diligence
Calgon shall have completed to its satisfaction, in its reasonable discretion, its financial, business, and legal due diligence investigation of CMCC.
8.10 No Material Adverse Change
Between the date of this Agreement and the Closing Date, there shall have been no Material Adverse Change, regardless of insurance coverage.
8.11 Employees; Employment Violations
(1)	CMCC shall have received offers of acceptance for employment from the majority of MCC Leased Employees who are identified on Exhibit I as a key person of CMCC which are satisfactory to Calgon in its reasonable discretion.

(2)	CMCC shall have resolved any discrepancies and cured any and all violations of employment law set forth on Part 8.11(2) of the Disclosure Letter, in a manner which is acceptable to Calgon.
8.12 Office Lease
MCC shall obtain and deliver to Calgon the consent of the master landlord with respect to the office lease at CMCC’s office located in Osaka.
8.13 Assignment of Agreements
MCC shall assign to CMCC and/or novate, as necessary, the Contracts set forth on Part 8.13 of the Disclosure Letter.
8.14 Assignment of Security
MCC shall assign to CMCC all security deposits, including any interest thereon, obtained by MCC in connection with CMCC’s business, held by MCC for CMCC’s benefit or that are otherwise necessary to operate the CMCC’s business set forth on Part 8.14 of the Disclosure Letter.
8.15 Material Consents
MCC shall have caused CMCC to acquire from its other party the consents of continuance after the Closing Date regarding the agreements identified on Part 8.15 of the Disclosure Letter, and consents to the assignment and/or novation of the agreements identified on Part 8.13 of the Disclosure Letter.

8.16 Exclusive Agreement
CMCC and KN Carbon Tech Co., Ltd. shall have entered into an exclusive reproduction service agreement with a term of at least four (4) years from the Closing Date with respect to reactivated carbon, coconut-based new carbon, and impregnated carbon.
9. CONDITIONS PRECEDENT TO MCC’S OBLIGATION TO CLOSE
MCC’s obligation to sell the First Purchase Shares and the Assigned Intellectual Property, to grant the Licensed Intellectual Property, and to take the other actions required to be taken by MCC at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by MCC, in whole or in part):
9.1 Accuracy of Representations
All of Calgon’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
9.2 Performance
(1)	All of the covenants and obligations that Calgon is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. Calgon must have delivered each of the documents required to be delivered by Calgon pursuant to Section 2.6.

(2)	All of the covenants and obligations that CMCC is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. CMCC must have delivered each of the documents required to be delivered by CMCC pursuant to Section 2.6 and must have made the cash payment required to be made by CMCC at Closing pursuant to Sections 2.6.
9.3 Financing Matters
MCFA shall have entered into the loan agreement with CMCC in Japanese language based on major terms and conditions identified on Exhibit G and the termination agreement in Japanese language to terminate the Loan Agreement dated October 1, 2002 executed between CMCC and MCFA.
9.4 No Injunction
There must not be in effect any Legal Requirement or any injunction or other Order that (1) prohibits the sale of the Shares or the Assigned Intellectual Property by MCC to CMCC,

and the license of the Licensed Intellectual Property by MCC to CMCC and (2) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
10. TERMINATION
10.1 Termination of Events
This Agreement may, by notice given prior to or at the Closing, be terminated:
(1)	by either Calgon or MCC if a material Breach of any provision of this Agreement has been committed by the other party (and in cases where Calgon is the terminating party, breaches by CMCC) and such Breach has not been waived;

(2)	(i) by Calgon if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Calgon to comply with its obligations under this Agreement) and Calgon has not waived such condition on or before the Closing Date; or (ii) by MCC, if any of the conditions in Section 9 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of MCC or CMCC to comply with its obligations under this Agreement) and MCC has not waived such condition on or before the Closing Date;

(3)	by mutual consent of Calgon and MCC; or

(4)	by either Calgon or MCC if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement (and in the case of MCC seeking to terminate, or through the failure of CMCC) to comply fully with its obligations under this Agreement) on or before March 31, 2010, or such later date as the parties may agree upon.
10.2 Effect of Termination
Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 7.11, 12.1, 12.2, 12.4, 12.6, and 12.14 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one (1) or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11. INDEMNIFICATION; REMEDIES
11.1 Survival; Right to Indemnification Not Affected by Knowledge
All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, all Exhibits to this Agreement, the certificates delivered pursuant to Sections 2.6(1)(ii), 2.6(3)(ii), 2.7(1)(ii), and 2.7(2)(ii), the Intellectual Property Assignment Certifications, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, the ownership of equity securities in CMCC, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.
11.2 Indemnification and Payment of Damages by MCC
(1)	Except as provided in Section 11.2(2) below, MCC will indemnify and hold harmless Calgon, CMCC, and their respective Representatives, shareholders, controlling persons, officers, directors and affiliates (collectively, the “Calgon Indemnified Persons”) for, and will pay to the Calgon Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees), fines, penalties or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
(a)	any Breach of any representation or warranty made by MCC in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, the Exhibits to this Agreement, or any other certificate or document delivered by MCC pursuant to this Agreement;

(b)	any Breach by MCC of any covenant or obligation of MCC in this Agreement;

(c)	ownership and operation, or condition of the Kurosaki Facility at any time on or prior to the Share Acquisition Date;

(d)	claims for or allegations of: (i) infringement, (ii) past or future royalties, and (iii) any other fees and expenses, in each case, relating to the intellectual property covered by the Toyota Co-owned Patents, except for the royalty stipulated in 7.17 (1);
(e)	any matter disclosed or required to be disclosed on Part 4.23 of the Disclosure Letter; and

(f)	any claims, allegations, violations, breaches, penalties or fines, whether intentional or unintentional, known or unknown, enforced against, CMCC, Calgon or MCC by any Governmental Body related to any action or inaction on the part of MCC.
(2)	Notwithstanding the provision of Section 11.2(1) above, MCC will indemnify and hold harmless the Calgon Indemnified Persons for, and will pay to the Calgon Indemnified Persons fifty-one percent (51%) of any Damages, arising, directly or indirectly, from or in connection with any Breach of any representation or warranty made by MCC under the provisions of Section 4 other than Sections 4.1, 4.2, 4.3, 4.14, 4.19 and 4.23.
11.3 Indemnification and Payment of Damages by MCC—Environmental Matters
In addition to the provisions of Section 11.2, from and after Closing, MCC will indemnify and hold harmless Calgon, CMCC and the other Calgon Indemnified Persons for, and will pay to Calgon, CMCC, and the other Calgon Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:
(1)	any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) the ownership, operation, or condition of the Kurosaki Facility or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) which MCC contributed to CMCC, or (ii) any Hazardous Materials or other contaminants that are or were present on the Kurosaki Facility or such other properties and assets at any time; or

(2)	any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of MCC or CMCC or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Kurosaki Facility, or from Hazardous Materials present or suspected to be present on or at the Kurosaki Facility (or present or suspected to be present on any other property, if such Hazardous Materials emanated or allegedly emanated from the Kurosaki Facility).
MCC will be entitled to control any cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.
11.4 Indemnification and Payment of Damages by Calgon
(1)	Calgon will indemnify and hold harmless MCC and its respective Representatives, shareholders, controlling persons, and affiliates (collectively, the “MCC Indemnified Persons”) for, and will pay to such MCC Indemnified Persons the amount of any Damages, arising, directly or indirectly, from or in connection with:
(a)	any Breach of any representation or warranty made by Calgon in this Agreement or any other certificate or document delivered by Calgon pursuant to this Agreement;

(b)	any Breach by Calgon of any covenant or obligation of Calgon in this Agreement; or

(c)	ownership and operation, or condition of the Fukui Facility at any time on or prior to the Share Acquisition Date.
(2)	Calgon will indemnify and hold harmless the MCC Indemnified Persons for, and will pay to such MCC Indemnified Persons the amount of any Damages (excluding consequential damages) arising directly or indirectly from or in connection with acts or omissions of CMCC after the Closing Date; provided that Calgon will have no liability for indemnification with respect to any matter related to or arising in connection with a Breach of this Agreement or any Ancillary Agreement by MCC.
11.5 Indemnification and Payment of Damages by Calgon—Environmental Matters
In addition to the provisions of Section 11.4, from and after Closing, Calgon will indemnify and hold harmless MCC and the other MCC Indemnified Persons for, and will pay to MCC, and the other MCC Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:
(1)	any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) the ownership, operation, or condition of the Fukui Facility or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) which Calgon contributed to CMCC, or (ii) any Hazardous Materials or other contaminants that are or were present on the Fukui Facility or such other properties and assets at any time; or

(2)	any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Calgon or CMCC or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Fukui Facility, or from Hazardous Materials present or suspected to be present on or at the Fukui Facility (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from the Fukui Facility).
Calgon will be entitled to control any cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.5. The procedure described in Section 11.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.5.
11.6 Time Limitations
(1)	If the Closing occurs, MCC will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.4, 4.3, 4.14, 4.19 and 4.23, unless on or before the second anniversary of the Closing Date, Calgon notifies MCC of a claim, specifying the factual basis of that claim in reasonable detail to the extent then known by Calgon. A claim with respect to (A) Section 4.14 and 4.23, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made on or before the fifth anniversary of the Closing Date, and (B) Sections 3.4, 4.3, and 4.19 may be made at any time.

(2)	If the Closing occurs, Calgon will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Final Closing Date unless on or before the second anniversary of the Closing Date, MCC notifies Calgon of a claim, specifying the factual basis of that claim in reasonable detail to the extent then known by MCC.
11.7 Limitations on Amount—MCC
MCC will have no liability (for indemnification) with respect to the matters described in clause (1)(a) other than Breaches of Sections 3.4, 4.3, 4.14, 4.19, and 4.23, clause (1)(b), clause (1)(d) or clause (2) of Section 11.2 until the total of all Damages with respect to such matters exceeds ¥30,000,000, and then only for the amount by which such Damages exceed ¥30,000,000 (the “MCC Basket”); provided, however, that MCC shall not be liable for such Damages in excess of 50% of the Share Purchase Price (the “MCC Cap”); provided, further, and notwithstanding anything to the contrary contained herein any Breaches of Sections 3.4, 4.3, 4.14, 4.19, and 4.23 shall not be subject to the MCC Basket or the MCC Cap in any respect. However, this Section 11.7 will not apply to any Breach of any of MCC’s representations and warranties of which MCC had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by MCC of any covenant or obligation.

11.8 Limitations on Amount—Calgon
Calgon will have no liability (for indemnification) with respect to the matters described in clause (1)(a), or clause (1)(b) of Section 11.4 until the total of all Damages with respect to such matters exceeds ¥30,000,000, and then only for the amount by which such Damages exceed ¥30,000,000; provided that Calgon shall not be liable for such Damages in excess of 50% of the Share Purchase Price. However, this Section 11.8 will not apply to any Breach of any of Calgon’s representations and warranties of which Calgon had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Calgon of any covenant or obligation, and Calgon will be liable for all Damages with respect to such Breaches.
11.9 Procedure for Indemnification—Third-Party Claims
(1)	Promptly after receipt by an indemnified party under Section 11.2, 11.3, 11.4, or 11.5 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(2)	If any Proceeding referred to in Section 11.9(1) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any compromise or settlement effected by the indemnified party.

(3)	Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(4)	MCC hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on MCC with respect to such a claim anywhere in the world.
11.10 Procedure for Indemnification—Other Claims
A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
12. GENERAL PROVISIONS
12.1 Expenses
Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, provided, however, that the expenses paid to Mizuho Securities Co., Ltd. will be borne by MCC.
12.2 Public Announcements
Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Calgon determines. Unless consented to by Calgon in advance or required by Legal Requirements, prior to the Closing MCC shall, and shall cause CMCC to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. MCC and Calgon will consult with each other concerning the means by which CMCC’s employees, customers, and suppliers and others having dealings with CMCC will be informed of the Contemplated Transactions, and Calgon will have the right to be present for any such communication.
12.3 Termination of Joint Venture Agreement
MCC and Calgon acknowledge and agree that effective upon the Closing Date, the Joint Venture Agreement shall be terminated; provided that the confidentiality obligations set forth in Article 21 of the Joint Venture Agreement shall survive such termination.
12.4 Waiver and Release
MCC hereby waives any potential claims against and releases and forever discharges CMCC and Calgon and their respective directors, officers, representatives, agents and each of their respective successors and assigns from any and all claims, liabilities, damages and causes of action which MCC now has, has ever had or may hereafter have against such Persons arising in connection with the Toyota Co-owned Patents.
12.5 Notices
All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (1) delivered by hand (with written confirmation of receipt), (2) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (3) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

MCC:	Mitsubishi Chemical Corporation
14-1, Shiba 4-chome, Minato-ku, Tokyo, Japan
Attention: General Manager,
Performance Products Planning Department
Telephone No.: +81-3-6414-3937
Facsimile No.: +81-3-6414-3289

Calgon:	Calgon Carbon Corporation
400 Calgon Carbon Drive, Pittsburgh, PA, USA
Attention: General Counsel
Telephone No.: 412-787-6786
Facsimile No.: 412-787-4511

with a copy (not constituting notice) to:

K&L Gates LLP
Henry W. Oliver Building
535 Smithfield Street, Pittsburgh, PA, USA
Attention: David Grubman
Telephone No.: 412-355-6527
Facsimile No.: 412-355-6501

Anderson Mori & Tomotsune
Izumi Garden Tower
6-1, Roppongi 1-chome, Minato-ku, Tokyo, Japan
Attention: James Minamoto
Telephone No.: +81-3-6888-1056
Facsimile No.: +81-3-6888-3056

CMCC:	Calgon Mitsubishi Chemical Corporation
1-5, Kyobashi 1-chome, Chuo-ku, Tokyo, Japan
Attention: Director of Administration Department
Telephone No.: +81-3-5205-0666
Facsimile No.: +81-3-5205-0660
12.6 Arbitration
Each Party shall use its reasonable commercial efforts to solve, through mutual consultation, without recourse to arbitration, any disputes or differences which might arise in connection with this Agreement. However, all disputes, controversies or differences which may arise between the parties hereto, out of or in relation to or in connection with this Agreement shall be finally settled by arbitration in New York City, New York, U.S.A. in accordance with the Rules of Arbitration of the International Chamber of Commerce, which rules are deemed to be incorporated by reference in this clause. The language of the arbitration shall be English. The arbitral award shall be final, binding and conclusive on the Parties, with no further rights of appeal. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, the Parties are permitted to seek injunctive relief from a court having jurisdiction pursuant to the provisions of Sections 7.11, 7.12, 7.14, 7.15, 7.16, and 12.7, including without limitation, to enforce any interim award or award of injunctive relief by any arbitrator.
12.7 Further Assurances
The parties agree (1) to furnish upon request to each other such further information, (2) to execute and deliver to each other such other documents, and (3) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Without limiting the generality of the foregoing sentence, MCC agrees that to the extent it is determined after the Closing Date that any Contracts that were used by CMCC in its business prior to the Closing Date are in the name of MCC or any of its affiliates, upon request, MCC shall take or cause such affiliate to take, as applicable, any and all actions necessary including the payment of money to assign such Contracts to CMCC.

12.8 Waiver
The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (1) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one (1) party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (2) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (3) no notice to or demand on one (1) party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
12.9 Entire Agreement and Modification
This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
12.10 Disclosure Letter
(1)	The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(2)	In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
12.11 Assignments, Successors, and No Third-Party Rights
Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Calgon may assign any of its rights under this Agreement to any direct or indirect wholly owned subsidiary. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except for the provisions in Section 11 relating to

Calgon Indemnified Persons and MCC Indemnified Persons, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
12.12 Severability
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
12.13 Section Headings, Construction
The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
12.14 Governing Law
This Agreement will be governed by the laws of Japan without regard to conflict of laws principles.
12.15 Counterparts
This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one (1) and the same agreement.
[SIGNATURE PAGE FOLLOWS]
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

CALGON MITSUBISHI CHEMICAL CORPORATION
By:	/s/ Hidenori Inami
	Name:	Hidenori Inami
	Title:	President

MITSUBISHI CHEMICAL CORPORATION
By:	/s/ Shigeru Tsuyuki
	Name:	Shigeru Tsuyuki
	Title:	Member of the Board Managing Exective Officer Chief Operation Officer of Performance Products Division

CALGON CARBON CORPORATION
By:	/s/ Leroy M. Ball
	Name:	Leroy M. Ball
	Title:	Vice President Chief Financial Officer